As filed,  via EDGAR,  with the  Securities  and Exchange  Commission on May 14,
1998.

                                                               File No.:33-84842
                                                              ICA No.: 811-08798
                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the  registrant  |X|
Filed by a party other than the  registrant |_|
Check the  appropriate  box:
|X|  Preliminary  proxy  statement          |_| Confidential,  for Use of the
|_|  Definitive  proxy statement                 Commission Only(as permitted by
|_|  Definitive   additional   materials         Rule 14a-6(e)(2))
|_|  Soliciting  material  pursuant to Rule 14a-11(c) or Rule 14a-12

                             THE BEAR STEARNS FUNDS
                (Name of Registrant as Specified in Its Charter)

                                 Ellen M. Leigh
                                 --------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

       |X|  No fee required.
       |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       (1)  Title of each class of securities to which transaction applies:

       (2)  Aggregate number of securities to which transaction applies:

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

       (4)  Proposed maximum aggregate value of transaction:

       (5)  Total fee paid:

       |_|  Fee paid previously with preliminary materials.

       |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
       (1)  Amount previously paid:

       (2)  Form, schedule or registration statement no.:

       (3)  Filing party:

       (4)  Date filed:

                             THE BEAR STEARNS FUNDS

                           TOTAL RETURN BOND PORTFOLIO
                                 245 PARK AVENUE
                            NEW YORK, NEW YORK 10167
                                 1-800-766-4111

                    Notice of Special Meeting of Shareholders
                            to be held July 14, 1998

         A special meeting of the shareholders (the "Meeting") of Total Return Bond Portfolio (the "Portfolio"), a separate diversified portfolio of The Bear Stearns Funds (the "Fund"), will be held on July 14, 1998 at 10:00 a.m. Eastern time. The Meeting will be held at the offices of the Fund, 245 Park Avenue, New York, New York. At the Meeting, we will ask shareholders to vote on:

          1.   Approving  or   disapproving  an  amendment  to  the  Portfolio's
               fundamental investment objective.

          2. Ratifying or rejecting the selection of Deloitte & Touche LLP as independent auditors of the Portfolio.

          3.   Any other business properly brought before the Meeting.

         Any shareholder who owned shares of the Portfolio on the "record date," which was May 22, 1998, gets notice of the Meeting and gets to vote. Please read the full text of the proxy statement for a complete understanding of our proposals.

                                            By Order of the Board of Trustees,


                                            Ellen T. Arthur
                                            Secretary

Dated:  May 26, 1998


         YOU CAN HELP AVOID THE NECESSITY AND EXPENSE OF SENDING FOLLOW-UP LETTERS TO ENSURE A QUORUM BY PROMPTLY RETURNING THE ENCLOSED PROXY. IF YOU ARE UNABLE TO ATTEND THE MEETING, PLEASE MARK, SIGN, DATE, AND RETURN THE ENCLOSED PROXY SO THAT THE NECESSARY QUORUM MAY BE REPRESENTED AT THE MEETING. THE ENCLOSED ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                           PRELIMINARY PROXY MATERIALS
          FOR THE INFORMATION OF THE SECURITIES AND EXCHANGE COMMISSION



                             THE BEAR STEARNS FUNDS

                           TOTAL RETURN BOND PORTFOLIO
                                 245 PARK AVENUE
                            NEW YORK, NEW YORK 10167
                                 1-800-766-4111

                                 PROXY STATEMENT
                               Dated May 26, 1998

                         SPECIAL MEETING OF SHAREHOLDERS
                                   TO BE HELD
                                  July 14, 1998

GENERAL INFORMATION

         The Board of Trustees of The Bear Stearns Funds, a Massachusetts business trust (the "Fund"), on behalf of one of its series, Total Return Bond Portfolio (the "Portfolio"), has sent you this proxy statement to ask you to vote on several proposals affecting your Portfolio. A special meeting of shareholders (the "Meeting") will be held on July 14, 1998 at 10 a.m. Eastern time at the offices of the Fund, 245 Park Avenue, New York, New York. At the Meeting, we'll ask shareholders to vote on:

          1.   Approving  or   disapproving  an  amendment  to  the  Portfolio's
               fundamental investment objective.

          2. Ratifying or rejecting the selection of Deloitte & Touche LLP as independent auditors of the Portfolio.

          3.   Any other business properly brought before the Meeting.

         Revocation of your proxy. You may revoke your proxy at any time up until voting results are announced at the Meeting. You may revoke your proxy by giving written notice to the Secretary of the Fund prior to the Meeting or by giving a subsequently dated proxy or by attending and voting at the Meeting in person. If you sign and return the proxy card, but do not vote on a proposal, the proxy attorneys will vote your shares of beneficial interest "FOR" the proposal.

         Proxy Solicitation. Your Portfolio will pay all costs of preparing and mailing the notice of meeting, the proxy card, this proxy statement, and any additional proxy solicitation material. All shareholders who are entitled to vote will receive these proxy materials. Your Portfolio will solicit shareholder proxies in a variety of ways. Employees of the Fund's investment adviser, Bear Stearns Asset Management, Inc., and employees of the Fund's distributor, Bear, Stearns & Co. Inc., and their affiliates, none of whom will receive additional compensation, will solicit shareholder proxies primarily by mail, but also by telephone, telegraph, facsimile, or personal interview. We may also use an outside firm to solicit shareholder votes on behalf of the Portfolio by mail, telephone, telegraph, facsimile, or personal interview. The proxy solicitation services are expected to cost the Portfolio approximately $5,000.

         Record Date. The Board of Trustees has fixed the close of business on May 22, 1998 as the record date to determine the shareholders who are entitled to notice of, and to vote at, the Meeting (the "Record Date"). As of the Record Date, there were approximately ______, ______, _______, and _____ outstanding Class A, Class B, Class C, and Class Y shares of the Portfolio, respectively. Shareholders are entitled to cast one vote for each full share and a fractional vote for each fractional share.

         Ownership of 5% or More. Securities and Exchange Commission rules require the Portfolio to tell you the name and address of any person known to be the beneficial owner of 5% or more of the Portfolio's outstanding shares. The Portfolio must also tell you how many shares such persons own and what percentage of the Portfolio these shares represent. As of May 22, 1998, the following shareholders owned 5% or more of the indicated class of the Portfolio's outstanding shares:

                                           Number of Shares
                   Name and Address          Beneficially           Percent
       Class      of Beneficial Owner            Owned              of Class








         Available Reports. Your Portfolio's most recent annual and semi-annual reports to shareholders are available at no cost. To request a report, please call the Fund, toll free, at 800-766-4111.

         Required Vote. Approval of the amendment to the investment objective (Proposal 1) for the Portfolio will require the affirmative vote of a "majority of the outstanding voting securities" of the Portfolio, which means the affirmative vote of the lesser of (1) more than 50% of the outstanding shares of the Portfolio, or (2) 67% or more of the shares of the Portfolio present at the Meeting, if the holders of more than 50% of the outstanding shares of the Portfolio are present or represented by proxy at the Meeting. The ratification of the selection of Deloitte & Touche LLP as independent auditors (Proposal 2) will require the affirmative vote of a majority of the votes cast at the Meeting, provided that a quorum is present in person or by proxy at the Meeting.

         Quorum. In order for the Meeting to proceed, your Portfolio must achieve a quorum. This means that 30% of the Portfolio's shares must be represented at the Meeting -- either in person or by proxy. All returned proxies count towards a quorum, regardless of how they are voted ("FOR," "AGAINST" or "ABSTAIN"). Your Portfolio will count broker non- votes towards the quorum, but not towards the approval of any proposals. (Broker non-votes are shares for which (1) the underlying owner has not voted; and (ii) the broker holding the shares does not have discretionary authority to vote on the particular matter.) Under the Investment Company Act of 1940, the affirmative vote needed to approve a proposal may be determined with reference to a percentage of votes present at the Meeting, which would have the effect of counting abstentions and non-votes as if they were votes against the proposal.

         If the proposals are approved, it is anticipated that they will become effective as soon as practicable after shareholder approval.

                                   PROPOSAL 1

                   APPROVAL OR DISAPPROVAL OF AN AMENDMENT TO
                      THE PORTFOLIO'S INVESTMENT OBJECTIVE

INTRODUCTION

         The Portfolio's investment adviser, Bear Stearns Asset Management Inc. ("BSAM") recommended that the Board of Trustees change the Portfolio's investment objective and certain investment policies for the reasons described below.

         The Portfolio's investment objective is "fundamental," which means it cannot be changed without the consent of shareholders. The Portfolio's investment policies are not fundamental, which means that the Board of Trustees may approve changes without shareholder approval. At a meeting held on May 14, 1998, the Fund's Board of Trustees approved the proposed changes to the current investment objective and certain investment policies of the Portfolio. Proposal 1 concerns the proposed change to the Portfolio's investment objective. You are being asked to approve this change to the Portfolio's investment objective.

COMPARISON OF CURRENT AND PROPOSED INVESTMENT OBJECTIVE

==========================================================================================================================
                                                         CURRENT                                 PROPOSED
--------------------------------------------------------------------------------------------------------------------------
INVESTMENT OBJECTIVE                     To maximize total return,                To seek high current
                                         consistent with preservation             income consistent with
                                         of capital.                              preservation of capital.
==========================================================================================================================

         Under the current investment objective, the Portfolio seeks total return, which means a combination of growth of capital and current income. Under the proposed investment objective, the Fund would seek primarily high current income, with less consideration to growth of capital.

         If shareholders approve the change of the investment objective, the Portfolio plans to change certain investment policies and the name of the Portfolio. We describe these changes below. If shareholders do not approve the change in the Portfolio's investment objective, the Portfolio will not change the investment policies and will keep its current name.

COMPARISON OF INVESTMENT POLICIES

         The following table summarizes and compares the material changes to certain investment policies. This table is intended to assist shareholders in comparing the current and proposed policies.

==========================================================================================================================
                                                     CURRENT                                    PROPOSED
--------------------------------------------------------------------------------------------------------------------------
PRINCIPAL  STRATEGY                  Will invest at least 70% of its            Will invest at least 65% of its
(measured at time of                 total assets in debt securities            total assets in "investment
purchase)                            rated A or better by S&P/1/,               grade" debt securities.
                                     Moody's/2/, Fitch/3/, or Duff &            Investment grade securities
                                     Phelps/4/ (or, if unrated, of              are rated Baa or higher by
                                     comparable quality).                       Moody's, BBB or higher by
                                                                                S&P or the equivalent by
                                                                                other rating agencies (or if
                                                                                unrated, of comparable quality).
--------------------------------------------------------------------------------------------------------------------------
Secondary strategy                   May invest up to 30% of its                May invest up to 25% of its
(measured at time of                 assets in debt securities rated            total asses in debt securities
purchase)                            Baa by Moody's or BBB by                   rated below investment grade.
                                     S&P, Fitch or Duff (or if                  These investments may
                                     unrated, of comparable quality).           include securities rated Ba or
                                                                                B by Moody's, BB or B by
                                                                                S&P or the equivalent by
                                                                                other rating agencies (or, if
                                                                                unrated, of comparable quality).
--------------------------------------------------------------------------------------------------------------------------
Duration (measures                   Not less than 65% and not                  Not specified (but the
the sensitivity of a                 more than 135% of the duration             Portfolio expects duration to
bond to changes in                   measure of the Salomon                     be 4-6 years).
interest rates)                      Brothers BIG Bond Index.
--------------------------------------------------------------------------------------------------------------------------
Dollar-weighted                      4-13 years.                                Not specified (but the
average maturity                                                                Portfolio expects the dollar-
                                                                                weighted average maturity to
                                                                                be around 5 years).
--------------------------------------------------------------------------------------------------------------------------
Range of investments                 Bonds, debentures, notes,                  Same.
                                     money market instruments
                                     (including obligations of
                                     foreign entities, foreign
                                     governments and supranational
                                     entities), mortgage-related
                                     securities (including IP, PO and
                                     strips), zero-coupons, asset-
                                     backed securities, municipal
                                     obligations and convertibles.
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
Options                               May buy options and may write             Same.
                                      covered call and put options
--------------------------------------------------------------------------------------------------------------------------
Futures contracts and                 May enter into interest rate              Same.
related options                       futures contracts and options.
--------------------------------------------------------------------------------------------------------------------------
Forward currency                      No.                                       Yes.
contracts, currency
swaps and cross
currency hedges
--------------------------------------------------------------------------------------------------------------------------

-----------------------
1        Standard & Poor's Ratings Group
2        Moody's Investor Services, Inc.
3        Fitch Investor Services, L.P.
4        Duff & Phelps Credit Rating Co.

RISK CONSIDERATIONS

         If shareholders approve the change in the Portfolio's investment objective, the Portfolio will change certain of its investment strategies, as described above.

         To achieve its current investment objective, the Portfolio currently invests almost exclusively in "investment grade" debt obligations. "Investment grade" debt obligations are rated in the four highest categories by one or more nationally recognized debt rating organizations. Currently, the Portfolio invests at least 70% of its total assets in debt obligations rated in the three highest categories by a rating organization, and may invest up to 30% of its assets in debt obligations rated in the fourth highest category. (In each case, the Portfolio may invest in unrated debt obligations of comparable quality.)

         Subject to shareholder approval of the new investment objective, the Portfolio would change its investment strategy. Under a new strategy, the Portfolio would invest at least 65% of its assets in "investment grade" debt obligations. The Portfolio would also be able to invest up to 25% of its assets in high-yield, high-risk debt obligations rated Ba or B by Moody's or BB or B by S&P. (In each case, the Portfolio may invest in unrated debt obligations of comparable quality).

         High-yield, high-risk bonds are described by the rating agencies as speculative and involve greater risk of default or price changes due to changes in the issuer's creditworthiness than higher rated bonds, or they may already be in default. The market prices of these securities may fluctuate more than higher quality securities and may decline significantly in periods of general economic difficulty. It may be more difficult to dispose of, or to determine the value of, high-yield, high-risk bonds.

         The Portfolio would also have the ability to enter forward currency contracts, currency swaps and cross-currency hedges. These strategies, among other things, would allow the Portfolio to lock in currency exchange rates when it purchases foreign debt obligations, or hedge against changes in foreign currencies. BSAM does not expect these strategies to result in significant additional risks to the Portfolio.

INVESTMENT LIMITATIONS

         The Portfolio will not invest in securities rated below B by a nationally recognized securities rating agency, such as S&P or Moody's, or in unrated securities determined by BSAM. Securities rated B are predominantly speculative and have large uncertainties or major exposures to the adverse conditions. Securities rated BBB or Ba are commonly known as "junk bonds." These investment limitations will be measured at the time of purchase and, to the extent a security is assigned a different rating by one or more of the various rating agencies, BSAM will use the highest rating assigned by any agency.

CHANGE OF NAME

         If shareholders approve the proposed investment objective, the Portfolio would change its name to the "Income Portfolio." BSAM believes that the new name would better reflect the Portfolio's investment objective and policies.

REASONS FOR THE PROPOSAL

         Since its inception, the Portfolio has failed to achieve significant asset growth. As of March 31, 1998, the Portfolio's total net assets were approximately $8.7 million. BSAM believes that the reason for this lack of asset growth is that bond fund investors are seeking high current yield rather than total return. BSAM believes that by allowing the Portfolio to invest in lower-rated debt securities, the Portfolio would have added flexibility to and would be better positioned to meet investor needs. BSAM believes that these changes will benefit shareholders over the long term, because investors would receive a more competitive return. Accordingly, the Portfolio would be more attractive to new investors.

         BSAM believes that the proposed changes may result in increased volatility, but that the potential returns would justify the increase in risk to shareholders. BSAM believes that it would be able to manage this risk so that it does not result in an unreasonable level of volatility. BSAM does not expect that the proposals will have any material effect on the Portfolio's expense structure.

CONSIDERATIONS BY THE BOARD OF TRUSTEES

         At a meeting of the Fund's Board of Trustees held on May 14, 1998, the Trustees considered BSAM's proposal to change the Portfolio's fundamental investment objective, certain investment policies and the Portfolio's name. The Trustees considered, among other things, the Portfolio's small asset size and its inability of the Portfolio to attract new investors. The Trustees considered BSAM's belief that the new investment objective and policies would enable the Portfolio to increase the return to shareholders without a material increase in volatility. They considered the Portfolio's expense structure, and that BSAM has subsidized the Portfolio's operations due to the Portfolio's small asset size. They considered the fact that in the foreseeable future, the proposed changes would not result in any increase in fees paid by the Portfolio.

         Based  upon  the   recommendations  of  BSAM,  the  Board  of  Trustees
determined that the proposed investment objective and policies were in the best interests of shareholders.

TRUSTEES' RECOMMENDATION

         THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF THE PORTFOLIO APPROVE THE AMENDMENT TO THE PORTFOLIO'S INVESTMENT OBJECTIVE.

         If shareholders do not approve the amendment to the Portfolio's investment objective and policies, the Board of Trustees will take such further action as it may deem to be in the best interests of the Portfolio's shareholders.



                                   PROPOSAL 2

                          RATIFICATION OR REJECTION OF
                              INDEPENDENT AUDITORS

         The Board of Trustees, including a majority of the Trustees who are not interested persons of the Fund, unanimously appointed Deloitte & Touche LLP, as independent auditors to examine and to report on the financial statements of the Fund for the fiscal year ending March 31, 1999. Such appointment was expressly conditioned upon the right of the Portfolio by a vote of the majority of the outstanding voting securities at any meeting called for the purpose to terminate such employment. The Board's selection of Deloitte & Touche LLP is hereby submitted to shareholders for ratification.

         Deloitte & Touche LLP has served as the independent auditors for the Portfolio during its most recent fiscal period ended March 31, 1998. As the independent auditors, Deloitte & Touche LLP audits and certifies the Fund's financial statements. Deloitte & Touche LLP also reviews the Fund's Annual Reports to shareholders and its filings with the U.S. Securities and Exchange Commission. Neither Deloitte & Touche LLP nor any of its partners has any direct or material indirect financial interest in the Fund. Representatives of Deloitte & Touche LLP are not expected to attend the Meeting but have been given the opportunity to make a statement if they so desire, and will be available should any matter arise requiring their participation.

TRUSTEES' RECOMMENDATION

         THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE PORTFOLIO'S INDEPENDENT AUDITORS.

OTHER INFORMATION

         Voting Information and Discretion of the Persons Named as Proxies. At the date of the proxy, we know of no other business to be brought before the Meeting. However, if any other matters do come up, we will use our best judgment to vote on your behalf.

         If at the time any session of the Meeting is called to order a quorum is not present, in person or by proxy, the persons named as proxies may vote those proxies which have been received to adjourn the Meeting to a later date. In the event that a quorum is present but sufficient votes in favor of one or more of the proposals have not been received, the persons named as proxies may propose one or more adjournments of the Meeting to permit further solicitation of proxies with respect to any such proposal. All adjournments will require the affirmative vote of a majority of the shares present in person or by proxy at the session of the Meeting to be adjourned. The persons named as proxies will vote those proxies which they are entitled to vote in favor of the proposal, in favor of such an adjournment, and will vote those proxies required to be voted against the proposal, against any adjournment. We may take a vote on one or more of the proposals in this proxy statement prior to any adjournment if we receive sufficient votes for its approval and the approval is otherwise appropriate. Any adjourned session or sessions may be held within 90 days after the date set for the original Meeting without the necessity of further notice.

         Annual/semiannual reports. The Fund's most recent annual and semiannual reports to shareholders are available at no cost. To request a report, please call us toll-free at 1-800-766-4111 or write us at 245 Park Avenue, New York, New York 10167.

         Litigation. The Fund is not involved in any litigation.

         Submission of Proposals for the Next Annual Meeting of the Fund. Under the Fund's Agreement and Declaration of Trust and By-Laws, annual meetings of shareholders are not required to be held unless necessary under the 1940 Act (for example, when fewer than a majority of the Trustees have been elected by shareholders). Therefore, the Fund does not hold shareholder meetings on an annual basis. Any shareholder proposals to be included in the proxy statement for the next meeting must be received by the Fund, at 245 Park Avenue, New York, New York 10167, within a reasonable time period prior to that meeting. The submission of a shareholder proposal does not guarantee that it will be included in the proxy statement. Shareholder proposals are subject to certain regulations under federal securities law.

IF YOU DO NOT EXPECT TO ATTEND THE MEETING, PLEASE SIGN YOUR PROXY CARD PROMPTLY AND RETURN IT IN THE ENCLOSED ENVELOPE TO AVOID UNNECESSARY EXPENSE AND DELAY. NO POSTAGE IS NECESSARY.

                                            By Order of the Board of Trustees,

                                            Ellen T. Arthur
                                            Secretary

                             THE BEAR STEARNS FUNDS

                           TOTAL RETURN BOND PORTFOLIO
                                      PROXY

         THIS PROXY IS SOLICITED BY THE BOARD OF TRUSTEES of The Bear
Stearns Funds (the "Fund"), on behalf of Total Return Bond Portfolio (the "Portfolio"), for use at a Special Meeting of Shareholders to be held at the offices of the Fund, 245 Park Avenue, New York, New York, on July 14, 1998 at 10:00 a.m. Eastern time.

         The undersigned hereby appoints Ellen T. Arthur and Vincent L. Pereira, and each of them, with full power of substitution, as proxies of the undersigned to vote at the above-stated Special Meeting, and at all adjournments thereof, all shares of beneficial interest of the Fund that are held of record by the undersigned on the record date for the Special Meeting, upon the following matters:

         Please mark box in blue or black ink.

ITEM 1. Vote on Proposal to approve an amendment to the Portfolio's fundamental investment objective.

                          FOR            AGAINST           ABSTAIN
                          |_|              |_|               |_|

ITEM 2. Vote on Proposal to ratify the selection of Deloitte & Touche LLP as independent auditors of the Portfolio.

                          FOR            AGAINST           ABSTAIN
                          |_|              |_|               |_|

ITEM 3. The transaction of such other business as may be properly brought before the meeting.

-------------------------------------------------------------------------------

         Every properly signed proxy will be voted in the manner specified thereon and, in the absence of specification, will be treated as GRANTING authority to vote FOR all of the above items.

         Receipt of Notice of Special Meeting is hereby acknowledged.

PLEASE SIGN, DATE AND RETURN PROMPTLY.

                                  --------------------------------------------
                                  Sign here exactly as name(s) appears on this Proxy card

                                  --------------------------------------------

                                  Dated:____________________________, 1998

                                  IMPORTANT:  Joint owners must EACH
                                  sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give your full title as such.